                                                                    Exhibit 99.1

    COMTECH GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

  ~ COMPANY POSTS RECORD ANNUAL REVENUE OF $75.6 MILLION, AN INCREASE OF 75% ~

        ~ EARNINGS MORE THAN DOUBLE TO $7.5 MILLION, OR $0.35 PER SHARE ~

SHENZHEN, China, January 26, 2005 -- Comtech Group, Inc. (OTC Bulletin Board:
COMT.OB), a leading module design solutions provider in China focused on the mobile handset and telecom equipment industries, today reported financial results for its fourth quarter and full year ended December 31, 2004. Revenue for the full year 2004 was $75.6 million, compared to $43.2 million for the full year 2003, an increase of 75%. Net income for 2004 was $7.5 million, up 121% compared to net income of $3.4 million in 2003. Earnings per share for 2004 was $0.35, or $0.34 per share on a diluted basis, compared to $0.17 per share on both a diluted and non-diluted basis in 2003.

Revenue for the fourth quarter of 2004 was $19.4 million, up 44% from $13.5 million in the fourth quarter of 2003, and an increase of 9% from $17.8 million in the third quarter of 2004. Net income in the fourth quarter of 2004 was $2.3 million, an increase of 229% from $0.7 million in the fourth quarter of 2003, and an increase of 64% from $1.4 million in the third quarter of 2004. Earnings per share for the fourth quarter of 2004 was $0.09 per share on a diluted basis, compared to $0.03 per share on a diluted basis in the fourth quarter of 2003, and $0.07 per share on a diluted basis in the third quarter of 2004.

"Our record results for 2004 have capped an exciting year of transition and growth at Comtech," said Jeffrey Kang, Chairman and President of Comtech Group. "We have experienced over 100% earnings growth over past four years. Since the beginning of the year, we entered the U.S. public equity markets via a reverse merger, raised more than $11.0 million in a private placement, applied for listing on the Nasdaq and took steps to gain compliance with that exchange's listing requirements.

"Meanwhile, we continued to profitably grow our business on two fronts. Our telecom equipment business has experienced steady growth of approximately 20%. That segment's growth was driven by increased demand in China of broadband and optical transmission products. Revenue from mobile handset OEMs, a market we entered in 2001, more than doubled compared to 2003 for several reasons, including increased mobile phone production in China, our increased content per phone unit and new application 'design-ins' being awarded to Comtech. This segment represented 40% of our business in 2003, but now represents almost 60%," continued Kang.

"In addition to our existing industries, namely the telecom equipment and mobile handset markets, we are entering the consumer electronics industry. We will penetrate this new market by providing solutions to IPTV, set top box and digital TV manufactures. We believe that Comtech is well positioned to expand into the consumer electronics industry because many large consumer electronics companies already have existing customer relationships with us. We anticipate significant growth in three distinct multi-billion dollar markets segments in 2005.

"We are very excited about our growth prospects. We view Comtech as a gateway to the technology industry in China at a time when more manufacturing is increasingly being directed to this country. Comtech has a diversified customer base which covers virtually all of the major manufactures in our targeted industries. Our strategy to broaden our exposure beyond our traditional markets has been well executed to this point and we expect our success to continue. Lastly, we believe that there is a real opportunity to expand our library of proprietary IP, which we believe will increase our gross margins over the long term.

"I would like to thank our employees, customers, suppliers and all stakeholders for the dynamic contribution they made in 2004," concluded Kang. CONFERENCE CALL Comtech Group will host a conference call today to further discuss these results at 6 p.m. Eastern Time (3:00 p.m. Pacific Time). The call can be accessed via a webcast at www.comtech.com.cn. A Web replay will also be available for approximately 90 days at this same web address.

ABOUT COMTECH

Comtech Group, Inc. is a module design solutions provider in China, focused on the mobile handset and telecom equipment industries. The Company's client base has grown to serve over 200 companies in the mobile handset and telecom equipment industries in China. Its team of engineers works with manufacturers of mobile handset and telecom equipment to design solutions that meet their needs. The Company designs solutions for mobile device products, including liquid crystal display (LCD) modules, camera modules, persistent storage modules, input/output modules, sound system and power supply modules. In the telecom equipment industry Comtech targets optical solutions, data communication solutions, public switched telephone network (PSTN) switching and wireless base stations.

SAFE HARBOR STATEMENT

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

CONTACTS:
Asia Pacific                                        North America
Hope Ni                                             Jason Golz
Chief Financial Officer                             Financial Dynamics
Email: hopeni@comtech.com.cn                        Phone: 415-439-4532
                                                    Email: jgolz@fd-us.com